EXHIBIT 8
TAX OPINION OF BLACKWELL SANDERS PEPER MARTIN LLP
[Blackwell Sanders Peper Martin LLP Letterhead]
May 26, 2006
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
     Re: Acquisition of West Pointe Bancorp, Inc.
     We have acted as counsel to Commerce Bancshares, Inc., a Missouri Corporation (“Commerce”), in connection with the contemplated merger (the “Merger”) of West Pointe Bancorp, Inc., an Illinois Corporation (“West Pointe”), into a wholly owned subsidiary of Commerce pursuant to an Agreement and Plan of Merger, dated as of April 13, 2006 (the “Merger Agreement”), which provides for shares of West Pointe common stock to be exchanged for shares of Commerce common stock and cash. Unless otherwise stated, capitalized terms shall have the meaning ascribed to them in the Merger Agreement.
     You have requested our opinion regarding the Federal income tax matters described in the Proxy Statement/Prospectus, dated as of May 19, 2006, with respect to the Merger (the “Proxy Statement/Prospectus”) under the heading “FEDERAL INCOME TAX CONSEQUENCES.”
     In rendering our opinion, we have or will examine and rely upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus, certificates of officers of Commerce and West Pointe and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned on, among other things, the accuracy of such facts, information, covenants, and representations as of the Closing Date.
     In our examination, we have or will assume the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have or will assume that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus.
     In rendering our opinion, we have or will consider the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have or will consider relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.
     Subject to the foregoing, the discussion in the Proxy Statement/Prospectus titled “FEDERAL INCOME TAX CONSEQUENCES” constitutes our opinion about the material United States Federal income tax consequences of the Merger to holders of West Pointe common stock.
     This opinion addresses only matters described above. This opinion does not address any other Federal, State, local, or foreign tax consequences that may result from transactions describe in the Proxy Statement/Prospectus. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.
     We hereby consent to filing of this letter with the Securities and Exchange Commission as an exhibit to the registration statement to be filed with respect to the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Our opinion referenced herein is rendered as of the date hereof, and we undertake no obligation to update this letter or the discussion contained in the Proxy Statement/Prospectus after the date hereof.
Very truly yours,
/s/ Blackwell Sanders Peper Martin LLP